Exhibit 99.2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  July 23, 2010
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Ford Motor Company ("Ford") hereby incorporates by reference its news release dated July 23, 2010, which is filed as Exhibit 99 hereto.

Ford will conduct two conference calls on July 23, 2010 to review preliminary second quarter 2010 financial results.  Beginning at 9:00 a.m., Ford's President and Chief Executive Officer Alan Mulally and Executive Vice President and Chief Financial Officer Lewis Booth will host a presentation for the investment community and news media.  Investors may access this presentation by dialing 866-515-2909 (or 1-617-399-5123 from outside the United States).  The passcode for either telephone number is a verbal response of "Ford Earnings."

At 11:00 a.m., Ford Vice President and Controller Bob Shanks, Ford Vice President and Treasurer Neil Schloss, and Ford Motor Credit Company Vice Chairman and Chief Financial Officer K.R. Kent will host a presentation for fixed income analysts and investors.  Investors may access this presentation by dialing 866-318-8613 (or 1-617-399-5132 from outside the United States).  The passcode for either telephone number is a verbal response of "Ford Fixed Income."

A listen-only webcast and supporting presentation materials for these calls is available on the Internet at www.shareholder.ford.com.  Investors may also access replays of the presentations after 2:00 p.m. the day of the event through Friday, July 30, 2010 by dialing 888-286-8010 (or 1-617-801-6888 from outside the United States).  The passcode for replays of the earnings call is 37739096; the passcode for replays of the fixed income call is 36743554.  All times referenced above are in Eastern Time.

Please note that Exhibit 99 to this Form 8-K discusses various financial measures "excluding special items" and/or with other adjustments.  The most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") are these same measures including special items and/or without adjustments.  We believe that showing these measures on a basis that excludes special items and/or includes other adjustments is useful to investors, because it allows investors to evaluate our results excluding or adjusting for items related to our efforts to match production capacity and cost structure to market demand and changing model mix, as well as items that we do not necessarily consider to be indicative of earnings from ongoing operating activities.

In addition, Exhibit 99 discusses our key cash metrics, Automotive operating-related cash flow (which we believe best represents the ability of our Automotive operations to generate cash), and Automotive gross cash (including cash and cash equivalents and net marketable securities).  We believe that Automotive operating-related cash flow is useful to investors because it includes elements that we consider to be related to our operating activities (e.g., capital spending), and excludes cash flow elements that we do not consider to be related to the ability of our operations to generate cash.  The most comparable U.S. GAAP measure is Cash flows from operating activities of continuing operations on our statement of cash flows.  The most comparable U.S. GAAP measure for Automotive gross cash is the sum of the individual line items on our balance sheet for each of the elements within that measure (Cash and cash equivalents and Marketable securities).

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99	News Release dated	Filed with this Report
July 23, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: July 23, 2010	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99	News Release dated July 23, 2010

Contact:	Media: John Stoll 1.313.594.1106 jstoll1@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Shawn Ryan 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

IMMEDIATE RELEASE

FORD POSTS NET INCOME OF $2.6 BILLION IN SECOND QUARTER 2010; CONTINUES TO DELIVER PROFITABLE GROWTH+

•
Ford reports second quarter net income of $2.6 billion, or 61 cents per share, a $338 million improvement from second quarter 2009. Pre-tax operating profit totaled $2.9 billion, or 68 cents per share, a $3.5 billion improvement from second quarter 2009 and a $932 million improvement from first quarter 2010++

•	Ford Automotive operations posted a second quarter pre-tax operating profit of $2.1 billion, a $3.2 billion improvement from second quarter 2009 and $872 million improvement from first quarter 2010

•
Each Automotive business operation reported a profit for the quarter and showed improvement compared with a year ago; Ford North America reported second quarter pre-tax operating profit of $1.9 billion, a $2.8 billion improvement from second quarter 2009 and $645 million improvement from first quarter 2010

•	Revenue for the quarter totaled $31.3 billion, up $4.5 billion from second quarter 2009; excluding Volvo revenue from 2009, the revenue increase was $7.4 billion, or over 30 percent++

•	Ford ended the quarter with $21.9 billion of Automotive gross cash and total liquidity of $25.4 billion. Automotive operating-related cash flow was $2.6 billion positive

•	Ford retired $7 billion of debt, lowering annualized interest costs by more than $470 million. Ford ended the quarter with $27.3 billion in Automotive debt

•	Pre-tax operating profit in the first half equaled $5 billion, a $7.5 billion improvement over first half 2009++

•	Ford Credit reported second quarter pre-tax operating profit of $888 million, a $242 million improvement from second quarter 2009 and a $60 million improvement from first quarter 2010

•	Ford is on track to deliver solid profits in 2010 with positive Automotive operating-related cash flow, and continued improvement in 2011

•	By the end of 2011, Ford expects to move from an Automotive net debt position to a net cash position

Financial Results Summary	Second Quarter			First Half
	2009	2010	O/(U) 2009	2009	2010	O/(U) 2009
Wholesales (000)+ +	1,194	1,418	224	2,180	2,671	491
- Memo: Excluding Volvo in 2009 (000)			303			639
Revenue (Bils.) ++	$26.8	$31.3	$4.5	$51.2	$59.4	$8.2
- Memo: Excluding Volvo in 2009 (Bils.)			7.4			13.7
Operating Results + +
Automotive Results (Mils.)	$(1,149)	$2,067	$3,216	$(3,112)	$3,262	$6,374
Financial Services (Mils.)	595	875	280	533	1,690	1,157
Pre-Tax Results (Mils.)	$(554)	$2,942	$3,496	$(2,579)	$4,952	$7,531

After-Tax Results (Mils.)+++	$(638)	$2,704	$3,342	$(2,431)	$4,465	$6,896

Earnings Per Share +++	$(0.21)	$0.68	$0.89	$(0.90)	$1.13	$2.03

Special Items Pre-Tax (Mils.)	$2,795	$(95)	$(2,890)	$3,158	$30	$(3,128)

Net Income/(Loss) Attributable to Ford
After-Tax Results (Mils.)	$2,261	$2,599	$338	$834	$4,684	$3,850
Earnings Per Share	$0.69	$0.61	$(0.08)	$0.30	$1.10	$0.80

Automotive Gross Cash (Bils.) ++	$20.4	$21.9	$1.5	$20.4	$21.9	$1.5
See end notes on page 10.

DEARBORN, Mich., July 23, 2010 – Ford Motor Company [NYSE: F] today reported second quarter 2010 net income of $2.6 billion, or 61 cents per share, a $338 million improvement from second quarter 2009, as each of its major business operations around the world recorded improved profits.

Excluding special items, Ford reported a pre-tax operating profit of $2.9 billion, or 68 cents per share, an improvement of $3.5 billion from a year ago and a $932 million improvement from the prior quarter, and the company’s best quarterly performance since the first quarter of 2004. Ford has posted an Automotive and total company pre-tax operating profit for four consecutive quarters.

Ford North America posted a second quarter pre-tax operating profit of $1.9 billion, a $2.8 billion improvement from second quarter 2009.

“We delivered a very strong second quarter and first half of 2010 and are ahead of where we thought we would be despite the still-challenging business conditions,” said Ford President and CEO Alan Mulally.  “We remain on track to deliver solid profits and positive Automotive operating-related cash flow for 2010, and we expect even better financial results in 2011.

“Our progress is being led by the strength of our new products and our leaner, global structure,” Mulally added.  “Customers are responding to our strongest ever product lineup – a full family of vehicles with world-class quality, fuel efficiency, safety, smart design and value.”

Ford’s second quarter revenue was $31.3 billion, up $4.5 billion from the same period a year ago. Excluding Volvo revenue from 2009, Ford’s revenue in the second quarter was up $7.4 billion compared to 2009, or over 30 percent.

Automotive operating-related cash flow was positive $2.6 billion during the second quarter, primarily reflecting pre-tax operating profits and favorable changes in working capital.

Ford finished the second quarter with $21.9 billion in Automotive gross cash, a decrease of $3.4 billion since the first quarter, as a result of substantial debt reduction actions. Including available credit lines, total Automotive liquidity was $25.4 billion at the end of the quarter.

The company ended the second quarter with Automotive debt of $27.3 billion, down $7 billion in the quarter. The reduction included a $3.8 billion payment by Ford to the UAW Retiree Medical Benefits Trust, and a $3 billion repayment of Ford’s revolving credit facility. The debt reduction will save Ford more than $470 million in annualized interest savings.

Special items were an unfavorable pre-tax amount of $95 million in the second quarter. Ford recorded $229 million of personnel and dealer-related charges related primarily to the plan to discontinue production of the Mercury brand, which was offset partially by $94 million of favorable held-for-sale adjustments for Volvo and a $40 million gain related to the full pre-payment of Ford’s VEBA Note A debt obligation at a discount.

The first half cost associated with Mercury discontinuation and total U.S. dealer reductions is expected to be somewhat less than half of the total expected special item charges for these actions during the 2010 to 2011 period.

If Volvo had continued to be reported as an ongoing operation, Ford would have reported a second quarter pre-tax operating profit of $53 million for Volvo, representing a $290 million improvement compared to the second quarter of 2009.

“Our fundamental business is strong and we continue to gain momentum around the world,” said Lewis Booth, Ford executive vice president and chief financial officer.  “Profits improved across our global business operations in the second quarter and we made continued progress in paying down our debt and strengthening our balance sheet.”

The following discussion of second quarter highlights and results are on a pre-tax basis and exclude special items.  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and any necessary reconciliation to U.S. GAAP.  Discussion of Automotive cost changes is measured primarily at prior-year exchange, and excludes special items and discontinued operations. In addition, costs that vary directly with volume, such as material, freight, and warranty costs are measured at prior-year volume and mix.

SECOND QUARTER 2010 HIGHLIGHTS

•	Repaid $7 billion of Automotive debt, including $3.8 billion to the UAW Retiree Medical Benefits Trust and $3 billion of the company’s revolving credit facility
•	Ranked No.1 in UBS Investment Research quarterly survey of OEM-supplier relations in the U.S.
•	Announced $450 million investment to build a flexible vehicle manufacturing plant in Thailand
•	Announced $250 million investment in Ford Pacheco Plant in Argentina
•	Announced $135 million investment to design, engineer and produce key components in Michigan for Ford’s next-generation hybrid-electric vehicles that go into production in 2012
•	Announced plan to discontinue production of the Mercury brand in the fourth quarter to increase focus on the Ford and Lincoln brands in North America
•	Ford brand ranked highest among all non-luxury brands in the 2010 J.D. Power & Associates Initial Quality Study
•	Received seven Top Safety Picks in the Insurance Institute for Highway Safety’s awards for the 2010 model year, tying the highest mark for the industry
•	Announced plans to expand and enhance Lincoln lineup with seven all-new or significantly refreshed vehicles in the next four years – including the brand’s first-ever C-segment vehicle
•	Revealed freshened Mondeo in Europe with restyled exterior, upgraded interior and new EcoBoost gasoline and TDCi diesel powertrains

•	Announced plan to begin delivering the Transit Connect Electric in Europe in late summer 2011
•	Launched and sold out of the limited edition Focus RS 500 high performance model in Europe
•	Began production in Thailand of the new Fiesta for Southeast Asian markets
•	Reported a 21 percent sales increase and gained a half-point of market share in the U.S. on strong retail market performance of Ford’s products, including the F-Series, Taurus, and Transit Connect
•	Posted a 27 percent sales increase in Asia Pacific Africa, including a 20 percent increase in China
•	Tripled quarterly sales in India, setting a new record, as the new Ford Figo received 25,000 orders in its first 100 days on the market
•	Ford solidified its position as Canada’s top-selling brand, expanding market share to 17.5 percent, up 2.1 percentage points from a year ago

AUTOMOTIVE SECTOR

Automotive Sector*	Second Quarter			First Half
	2009	2010	O/(U) 2009	2009	2010	O/(U) 2009
Wholesales (000)	1,194	1,418	224	2,180	2,671	491
Revenue (Bils.)	$23.6	$28.8	$5.2	$44.6	$54.2	$9.6
Pre-Tax Results (Mils.)	$(1,149)	$2,067	$3,216	$(3,112)	$3,262	$6,374
*excludes special items

For the second quarter of 2010, Ford’s worldwide Automotive sector reported a pre-tax operating profit of $2.1 billion, compared with a loss of $1.1 billion a year ago. The improvement primarily reflected favorable volume and mix, net pricing and exchange.

Total vehicle wholesales in the second quarter were 1.4 million, compared with 1.2 million units a year ago.  Worldwide Automotive revenue in the second quarter was $28.8 billion, up from $23.6 billion a year ago. Wholesales, revenues and operating results for 2010 exclude Volvo, while 2009 results include Volvo.

North America: For the second quarter, Ford North America reported a pre-tax operating profit of $1.9 billion, compared with a loss of $899 million a year ago and a profit of $1.2 billion in the first quarter of 2010. The year-over-year improvement was explained primarily by favorable volume and mix, net pricing and exchange. Second quarter revenue was $16.9 billion, up from $10.7 billion a year ago.

South America: For the second quarter, Ford South America reported a pre-tax operating profit of $285 million, compared with a profit of $86 million a year ago and a profit of $203 million in the first quarter.  The year-over-year increase reflects primarily favorable net pricing, favorable exchange, and higher volume, offset partially by higher commodity and structural costs. Second quarter revenue was $2.6 billion, up from $1.8 billion a year ago.

Europe: For the second quarter, Ford Europe reported a pre-tax operating profit of $322 million, compared with a profit of $57 million a year ago and a profit of $107 million in the first quarter.  The year-over-year increase was explained primarily by lower costs, driven in part by lower spending related to distressed suppliers and a warranty reserve adjustment not expected to reoccur, offset partially by unfavorable net pricing.  Second quarter revenue was $7.5 billion, up from $7 billion a year ago.

Asia Pacific Africa: For the second quarter, Ford Asia Pacific Africa reported a pre-tax operating profit of $113 million, compared with a loss of $27 million a year ago and a pre-tax operating profit of $23 million in the first quarter.  The year-over-year improvement is more than explained by higher volume, reflecting primarily higher industry, lower costs, and favorable exchange. Second quarter revenue was $1.8 billion, up from $1.2 billion a year ago.

Other Automotive: Other Automotive consists primarily of interest and financing-related costs and resulted in a second quarter pre-tax loss of $551 million, explained by net interest expense of $459 million and $92 million of unfavorable fair market value adjustments, associated primarily with Ford’s investment in Mazda.

FINANCIAL SERVICES SECTOR

Financial Services Sector*	Second Quarter			First Half
	2009	2010	O/(U) 2009	2009	2010	O/(U) 2009
Revenue (Bils.)	$3.2	$2.5	$(0.7)	$6.6	$5.2	$(1.4)
Ford Credit Pre-Tax Results (Mils.)	$646	$888	$242	$610	$1,716	$1,106
Other Financial Services Pre-Tax Results (Mils.)	(51)	(13)	38	(77)	(26)	51
Financial Services Pre-Tax Results (Mils.)	$595	$875	$280	$533	$1,690	$1,157
*excludes special items

For the second quarter, the Financial Services sector reported a pre-tax operating profit of $875 million, compared with a profit of $595 million a year ago.

Ford Motor Credit Company: For the second quarter, Ford Credit reported a pre-tax operating profit of $888 million compared with a profit of $646 million a year ago and a profit of $828 million in the first quarter.  The year-over-year increase reflected primarily a lower provision for credit losses and lower residual losses due to higher auction values, offset partially by the non-recurrence of prior year net gains related to unhedged currency exposures and lower volume.

OUTLOOK

Ford said it continues to make progress on all four pillars of its plan:

•	Aggressively restructuring to operate profitably at the current demand and changing model mix
•	Accelerating the development of new products that customers want and value
•	Financing the plan and improving the balance sheet
•	Working together effectively as one team, leveraging Ford’s global assets

Ford expects third quarter 2010 production to be up 126,000 units compared with year-ago levels, reflecting continued strong demand for Ford products, maintenance of competitive stock levels, and the non-recurrence of prior-year stock reductions. Third quarter production will be down 174,000 units compared to second quarter 2010 production, reflecting planned vacation shutdowns during the third quarter that generally are used to prepare for new models.

Fourth quarter production also will be affected by planned holiday shutdowns and new product changeovers for vehicles such as Focus and Explorer. Overall, Ford’s third and fourth quarter production schedule is lower than the first half but consistent with the company’s strategy to match supply with demand.

Ford expects full-year 2010 U.S. industry volume will be in the range of 11.5 million to 12 million units. In the 19 markets Ford tracks in Europe, full-year industry volume is expected to be in the 14.5 million to 15 million unit range, reflecting a stronger-than-expected first half offset by a weaker second half.

Ford now expects full-year 2010 U.S. total market share and its share of the U.S. retail market to be improved compared with 2009. Europe market share for the full year is now expected to be about equal to the first half of 2010, but lower than 2009, reflecting the company’s decision to limit increases in incentives in the region.

Ford is on track to improve full-year quality for all regions, compared with a year ago.

Ford has achieved significant structural cost reductions over the past four years. In 2010, Ford expects full-year Automotive structural costs to be about $1 billion higher to support growth and key product introductions. Ford’s cost structure, however, continues to improve as a percentage of revenue. Ford also expects full-year commodity costs to increase by about $1 billion.

Capital expenditures were $1.9 billion in the first half.  Ford expects full-year capital spending to be about $4.5 billion to support its product plan, as the company continues to realize efficiencies from its global product development processes.

Ford Credit now expects full-year 2010 profits to be higher than its 2009 profits. The second half of 2010, will be lower than the first half because Ford Credit expects smaller improvements in the provision for credit losses and depreciation expense for leased vehicles compared with the improvements during the first half.

Ford expects to have solid financial results in the second half, continuing to exceed the expectations it had earlier this year.

As in most years, Ford’s first half results will be stronger than second half, reflecting normal seasonality – including lower second half volumes related to planned shutdowns and product launches.  This year, Ford also expects higher investment and costs in the second half to support growth and key product introductions, as well as higher commodity costs and smaller reductions in reserves at Ford Credit.

Overall, Ford is on track to deliver solid profits and positive Automotive operating-related cash flow for 2010, providing a solid foundation for continuing growth.

2011 Outlook

For 2011, based on present planning assumptions, Ford expects continued improvement in total company profitability and Automotive operating-related cash flow, including improvements in its Automotive operations. These improvements are driven primarily by the growing strength of Ford’s global products, continued cost structure improvements and the gradually strengthening global economy.

Ford Credit will continue to be solidly profitable for 2011 but at a lower level than 2010, reflecting primarily a lower occurrence of this year’s favorable factors.

By the end of 2011, Ford expects to move from a net Automotive debt position to a net cash position.

Overall, Ford said its performance gives it great confidence going forward. It has aggressively restructured its business to be profitable in the current environment and, going forward, it will continue to:

•	Expand its business, particularly in the growth regions of the world, such as China and India
•	Improve its overall cost structure and achieve competitive costs while strengthening further its operational excellence
•	Take actions to strengthen its balance sheet and become investment grade

“Our business performance this year and the growing success of our products give us great confidence going forward,” Mulally said.  “Our plan is to continue to enhance our operational excellence and improve our competitiveness to continue to deliver profitable growth for everyone associated with Ford.”

###

Ford’s 2010 planning assumptions regarding the industry and operating metrics include the following:

Planning Assumptions	Full Year Plan	First Half	Full Year Outlook
Industry Volume (SAAR)*
– U.S. (million units)	11.5 – 12.5	11.4	11.5 – 12.0
– Europe (million units)**	13.5 – 14.5	15.4	14.5 – 15.0

Operational Metrics
Compared with Prior Year:
-- Quality:	Improve	Improved	On Track

-- Automotive Structural Costs***	Somewhat Higher	$350 Million Higher	About $1 Billion Higher

-- U.S. Total Market Share (Ford, Lincoln, and Mercury)	Equal/Improve	16.7%	Improve
-- U.S. Share of Retail Market****	Equal/Improve	14.1%	Improve
-- Europe Market Share **	Equal	8.7%	About Equal to First Half 2010

Absolute Amount:
-- Automotive Operating-Related Cash Flow	Positive	$2.5 Billion	On Track
-- Capital Spending	$4.5 to $5 Billion	$1.9 Billion	About $4.5 Billion
We Are On Track To Deliver Solid Profits In 2010 With Positive Automotive Operating-Related Cash Flow, And Continued Improvement in 2011
* ** *** ****	Includes medium and heavy trucks European 19 markets we track Structural cost changes are measured primarily at prior-year exchange, and exclude special items and discontinued operations Estimate

Ford’s production volumes are shown below:

Production Volumes	Actual		Forecast
	Second Quarter 2010		Third Quarter 2010
	Units (000)	O/(U) 2009 (000)	Units (000)	O/(U) 2009 (000)

Ford North America	653	202	570	80
Ford South America	131	21	130	15
Ford Europe	451	53	356	(29)
Ford Asia Pacific Africa	208	68	213	60
Total	1,443	344	1,269	126

CONFERENCE CALL DETAILS

Ford Motor Company [NYSE:F] releases its preliminary second quarter 2010 financial results at 7 a.m. EDT today.  The following briefings will be conducted after the announcement:

•
At 9 a.m. EDT, Alan Mulally, Ford president and CEO, and Lewis Booth, Ford executive vice president and chief financial officer, will host a conference call for the investment community and news media to discuss the second quarter results.

•
At 11 a.m. EDT, Bob Shanks, Ford vice president and controller, Neil Schloss, Ford vice president and treasurer, and K.R. Kent, vice chairman and chief financial officer, Ford Motor Credit Company, will host a conference call for fixed income analysts and investors.

Listen-only presentations and supporting materials will be available on the Internet at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information – Friday, July 23
Earnings Call: 9 a.m. EDT
Toll Free: 866-515-2909
International: +1 617-399-5123
Earnings Passcode: “Ford Earnings”

Fixed Income: 11 a.m. EDT
Toll Free: 866-318-8613
International: +1 617-399-5132
Fixed Income Passcode: “Ford Fixed Income”

Replays – Available after 2 p.m. EDT the day of the event through July 30.
www.shareholder.ford.com
Toll Free: 888-286-8010
International: +1 617-801-6888

Passcodes:
Earnings: 37739096
Fixed Income: 36743554

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 178,000 employees and about 80 plants worldwide, the company’s automotive brands include Ford, Lincoln and Mercury, production of which has been announced by the company to be ending in the fourth quarter of 2010, and, until its sale, Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

# # #

+
The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.  As a result of Ford’s agreement to sell Volvo, 2010 results for Volvo are being reported as special items and excluded from operating results; 2009 operating results include Volvo unless otherwise indicated.  As disclosed last quarter, the new accounting standard for variable interest entity consolidation, effective Jan. 1, 2010, required Ford to deconsolidate many of its joint ventures. In addition to results in the second quarter of 2010 reflecting this new standard, 2009 results have been adjusted to reflect the deconsolidation of many of Ford’s joint ventures, with Ford’s joint venture in Turkey, Ford Otosan, being the most significant. For wholesale unit sales and production volumes, amounts include the sale or production of Ford-brand and JMC-brand vehicles by unconsolidated affiliates. JMC refers to our Chinese joint venture, Jiangling Motors Corporation. See materials supporting the July 23, 2010 conference calls at www.shareholder.ford.com for discussion of wholesale unit volumes. Discussion of overall Automotive cost changes is at constant exchange and excludes special items and discontinued operations; in addition, costs that vary directly with production volume, such as material, freight, and warranty costs, are measured at constant volume and mix (generally, by holding constant prior-year levels).  See tables following the "Safe Harbor/Risk Factors” for the nature and amount of special items, and reconciliation of items designated as “excluding special items” to U.S. generally accepted accounting principles (“GAAP”).  Also see the tables following "Safe Harbor/Risks Factors” reconciliation of Automotive gross cash and operating-related cash flow to GAAP.

++	Excluding special items.
+++
Excluding special items and “Income/(Loss) attributable to non-controlling interests.”  See tables following "Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Further declines in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geo-political events, or other factors;
•	Decline in market share;
•	Lower-than-anticipated market acceptance of new or existing products;
•
An increase in or acceleration of market shift beyond our current planning assumptions from sales of trucks, medium- and large-sized utilities, or other more profitable vehicles, particularly in the United States;

•	A return to elevated gasoline prices, as well as the potential for volatile prices or reduced availability;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations, or other factors;
•	Adverse effects from the bankruptcy, insolvency, or government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
•	A prolonged disruption of the debt and securitization markets;
•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;
•
Economic distress of suppliers that may require us to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase our costs, affect our liquidity, or cause production disruptions;

•	Single-source supply of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of production;
•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates or investment returns);
•	Restriction on use of tax attributes from tax law "ownership change;"
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;
•	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products, perceived environmental impacts, or otherwise;
•
A change in our requirements for parts or materials where we have long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller ("take-or-pay" contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives related to capital investments;
•	Adverse effects on our operations resulting from certain geo-political or other events;
•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including additional secured debt);

•	Failure of financial institutions to fulfill commitments under committed credit facilities;
•	Inability of Ford Credit to obtain competitive funding;
•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts due to credit rating downgrades, market volatility, market disruption, regulatory requirements or other factors;

•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles; and
•	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see "Item 1A. Risk Factors" in our 2009 Form 10-K Report.

SECOND QUARTER & FIRST HALF 2010 REVENUE AND NET INCOME/(LOSS)
COMPARED WITH 2009

	Second Quarter		First Half
	2009*	2010	2009*	2010
Revenue (Bils.)
North America	$10.7	$16.9	$20.7	$31.0
South America	1.8	2.6	3.2	4.6
Europe	7.0	7.5	12.8	15.2
Asia Pacific Africa	1.2	1.8	2.4	3.4
Sub-Total (Excluding Volvo)	$20.7	$28.8	$39.1	$54.2
Volvo	2.9	—	5.5	—
Total Automotive (Excluding Special Items)	$23.6	$28.8	$44.6	$54.2
Special Items - Volvo**	—	3.7	—	7.2
Total Automotive	$23.6	$32.5	$44.6	$61.4
Financial Services	3.2	2.5	6.6	5.2
Total Company Revenue	$26.8	$35.0	$51.2	$66.6

Memo:
Total Company Revenue (Excluding Special Items)	$26.8	$31.3	$51.2	$59.4

Income (Mils.)
Pre-Tax Results from Continuing Operations (Excluding Special Items)	$(554)	$2,942	$(2,579)	$4,952
Special Items*	2,795	(95)	3,158	30
Pre-Tax Income/(Loss) from Continuing Operations	$2,241	$2,847	$579	$4,982

(Provision for)/Benefit from Income Taxes	15	(251)	242	(301)
Income/(Loss) from Continuing Operations	$2,256	$2,596	$821	$4,681
Income/(Loss) from Discontinued Operations	5	—	5	—
Net Income/(Loss)	$2,261	$2,596	$826	$4,681
Less: Income/(Loss) attributable to Non-Controlling Interests	—	(3)	(8)	(3)
Net Income/(Loss) attributable to Ford	$2,261	$2,599	$834	$4,684

*	Adjusted to reflect the new accounting standard on VIE consolidation
**	Special items detailed in table on page 14

2009-2010 SECOND QUARTER & FIRST HALF INCOME/(LOSS)
FROM CONTINUING OPERATIONS

	Second Quarter		First Half
	2009*	2010	2009*	2010

North America	$(899)	$1,898	$(1,564)	$3,151
South America	86	285	149	488
Europe	57	322	(528)	429
Asia Pacific Africa	(27)	113	(124)	136
Volvo	(237)	—	(486)	—
Other Automotive (Excl. Special Items)	(129)	(551)	(559)	(942)
Total Automotive (Excl. Special Items)	$(1,149)	$2,067	$(3,112)	$3,262
Special Items – Automotive**	2,795	(95)	3,248	30
Total Automotive	$1,745	$1,972	$136	$3,292

Financial Services (Excl. Special Items)	595	875	533	1,690
Special Items – Financial Services**	—	—	(90)	—
Total Financial Services	$595	$875	$443	$1,690

Pre-Tax Results	$2,241	$2,847	$579	$4,982
(Provision for)/Benefit from Income Taxes	15	(251)	242	(301)
Income/(Loss) from Continuing Operations	$2,256	$2,596	$821	$4,681
Discontinued Operations	5	—	5	—
(Income)/Loss attributable to Non-Controlling Interests	—	3	8	3
Net Income/(Loss) attributable to Ford	$2,261	$2,599	$834	$4,684

Memo: Excluding Special Items
Pre-Tax Results	$(554)	$2,942	$(2,579)	$4,952
(Provision for)/Benefit from Income Taxes	(84)	(241)	140	(490)
(Income)/Loss attributable to Non-Controlling Interests	—	3	8	3
After-Tax Results	$(638)	$2,704	$(2,431)	$4,465

*	Adjusted to reflect the new accounting standard on VIE consolidation
**	Special items detailed in table on page 14

SECOND QUARTER SPECIAL ITEMS (in millions)	Income/(Loss)
Personnel and Dealer-Related Items:	2009	2010
Automotive Sector
Personnel-reduction programs	$(258)	$(31)
Retiree health care and related charges	(110)	20
Mercury discontinuation/U.S. dealer reductions	(12)	(232)
Job Security Benefits/Transition Assistance Plan	22	14
Total Personnel and Dealer-Related Items - Automotive sector	$(358)	$(229)
Other Items:
Automotive Sector
Liquidation of foreign subsidiary – foreign currency translation impact	$(281)	$—
Investment impairment and related items*	(100)	—
Net gains on debt reduction actions	3,385	40
Volvo held-for-sale cessation of depreciation and related charges*	141	94
Other	8	—
Total Other Items – Automotive sector	$3,153	$134
Financial Services Sector
Total Other Items – Financial Services sector	—	—
Total	$2,795	$(95)

Memo: Special Items Impact on Earnings Per Share	$0.90	$(0.02)

*	All Volvo Second quarter 2010 financial results treated as special items, including Volvo’s revenue of $3.7 billion and wholesales of 99,000 units.

FIRST HALF SPECIAL ITEMS (in millions)	Income/(Loss)
Personnel and Dealer-Related Items:	2009	2010
Automotive Sector
Personnel-reduction programs	$(442)	$(117)
Retiree health care and related charges	(288)	40
Mercury discontinuation/U.S. dealer reductions	(93)	(247)
Job Security Benefits/Transition Assistance Plan	314	32
Total Personnel and Dealer-Related Items – Automotive sector	$(509)	$(292)
Other Items:
Automotive Sector
Volvo held-for-sale impairment	$(650)	$—
Liquidation of foreign subsidiary – foreign currency translation impact	(281)	—
Investment impairment and related items*	(100)	—
Other	6	—
Volvo held-for-sale cessation of depreciation and related charges*	127	282
Net gains on debt reduction actions	4,655	40
Total Other Items – Automotive sector	$3,757	$322
Financial Services Sector
DFO Partnership impairment	$(141)	$—
Gain on purchase of Ford Holdings debt securities	51	—
Total Other Items – Financial Services sector	$(90)	$—
Total	$3,158	$30

Memo: Special Items Impact on Earnings Per Share	$1.20	$0.05

*	All Volvo first half 2010 financial results treated as special items, including Volvo’s revenue of $7.2 billion and wholesales of 191,000 units.

TOTAL COMPANY CALCULATION OF EARNINGS PER SHARE	Second Quarter 2010		First Half 2010
(in millions)	Net Income Attributable to Ford*	After-Tax Operating Results Excluding Special Items**	Net Income Attributable to Ford*	After-Tax Operating Results Excluding Special Items**
Numerator
After-Tax Results	$2,599	$2,704	$4,684	$4,465
Impact on income from assumed exchange of convertible notes and convertible trust preferred securities	103	103	204	204
After-Tax Operating Results for EPS	$2,702	$2,807	$4,888	$4,669
Impact on income from assumed share issuance to settle UAW VEBA Note B	91		182
Net Income for EPS	$2,793		$5,070
Denominator
Average shares outstanding***	3,411	3,411	3,388	3,388
Net issuable shares, primarily warrants and restricted stock units	198	198	202	202
Convertible notes	372	372	372	372
Convertible trust preferred securities	163	163	163	163
Average Shares for Operating EPS	4,144	4,144	4,125	4,125
UAW VEBA Note B	466		465
Average Shares for Net Income EPS	4,610		4,590
EPS	$0.61	$0.68	$1.10	$1.13

*
As disclosed, our UAW VEBA Note B allows us to elect to satisfy each scheduled payment by delivering cash, Ford Common Stock, or a combination of cash and Common Stock.  For purposes of disclosing the maximum potential dilution to our shares that could occur over time, we present our diluted EPS calculation assuming we were to elect to satisfy each scheduled payment on Note B over time in shares rather than cash, holding constant the 30-day volume-weighted average price per share for the Second Quarter period-end as calculated pursuant to the terms of Note B.  Using this assumption, our diluted EPS includes 466 million and 465 million potential dilutive shares in the Second Quarter and First Half, respectively, related to Note B, which reduced our Second Quarter and First Half diluted EPS by 5 cents per share and 8 cents per share, respectively.  As previously disclosed, we will use our discretion in determining which form of payment makes sense at the time of each required payment, balancing liquidity needs and preservation of shareholder value.  We made our December 31, 2009 and June 30, 2010 scheduled payments on Note B in cash.  As announced, the terms of Note B recently have been amended, subject to regulatory approval, to provide us greater flexibility through mid-2013 to pre-pay more frequently (i.e., at each month end except May and June) all or a portion of the remaining Note B obligation in cash at a discount.  Pre-payments may be made in cash at a 5% discount prior to 2012, and at a 4% discount during 2012-2013.

**	Excludes Income/(Loss) attributable to non-controlling interests and the effect of discontinued operations; special items detailed above.
***	Shares are net of the restricted and uncommitted ESOP shares.

U.S GAAP RECONCILIATION OF AUTOMOTIVE GROSS CASH

(in billions)	June 30, 2009 *	Dec 31, 2009*	Mar 31, 2010	June 30, 2010

Cash and Cash Equivalents	$11.2	$9.7	$12.8	$8.7
Marketable Securities **	9.7	15.2	12.5	13.2
Total Cash and Marketable Securities	$20.9	$24.9	$25.3	$21.9
Securities-In-Transit ***	(0.1)	—	—	—
UAW-Ford TAA/Other ****	(0.4)	—	—	—
Gross Cash	$20.4	$24.9	$25.3	$21.9

*	Adjusted to reflect the new accounting standard on VIE consolidation
**	Included at June 30, 2010 are Ford Credit debt securities that we purchased, which are reflected in the table at a carrying value of $314 million; the estimated fair value of these securities is $310 million. Also included are Mazda marketable securities with a fair value of $463 million. For similar datapoints for the other periods listed here, see our prior period SEC reports.
***	The purchase or sale of marketable securities for which the cash settlement was not made by period end and for which there was a payable or receivable recorded on the balance sheet at period end.
****	Amount transferred to UAW-Ford TAA that, due to consolidation, was shown in cash and marketable securities.

U.S. GAAP RECONCILIATION OF AUTOMOTIVE OPERATING-RELATED CASH FLOWS

(in billions)	2010
	Second Quarter	O/(U) 2009*	First Half	O/(U) 2009*

Cash Flows from Operating Activities of Continuing Operations**	$2.9	$3.3	$2.9	$6.2

Items Included in Operating-Related Cash Flows:
Capital Expenditures	(1.0)	—	(1.9)	0.2
Net Cash Flows from Non-Designated Derivatives	(0.1)	0.1	(0.2)	(0.2)

Items Not Included in Operating-Related Cash Flows:
Cash Impact of Job Security Benefits & Personnel Reduction Program	0.1	(0.1)	0.2	(0.3)
Pension Contributions	0.4	0.1	0.7	—
Tax Refunds and Tax Payments from Affiliates	—	—	—	0.3
Other***	0.3	0.5	0.8	1.1
Operating–Related Cash Flows	$2.6	$3.9	$2.5	$7.3

*	Adjusted to reflect the new accounting standard on VIE consolidation
**	Adjusted to reflect the reallocation of amounts previously displayed in “Net change in intersector receivables/payables and other liabilities” on our Sector Statement of Cash Flows. These amounts are being reallocated from a single line item to the individual cash flow line items within operating, investing, and financing activities of continuing operations on our Sector Statement of Cash Flows.
***	2010 includes cash flows for held-for-sale operations.

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